UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2011

Symmetricom, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-02287	95-1906306
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Orchard Parkway, San Jose, California	95131-1017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (408) 433-0910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02: Results of Operations and Financial Condition.

On February 2, 2011, Symmetricom, Inc. (the “Company”) issued a press release, which sets forth certain preliminary financial results for the quarter ended December 26, 2010. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On February 2, 2011, the Company announced a restructuring plan to move its Government Business Unit’s engineering and new product introduction team from Santa Rosa, California to its San Jose office to focus on networking platform development and promote collaboration with other San Jose based engineering resources. In connection with the plan, the Company will also move the Santa Rosa manufacturing operation to its facility in Beverly, Massachusetts and transition the manufacture of certain parts from Santa Rosa to a contract manufacturer.

The company plans to eliminate approximately 55 positions from the Santa Rosa facility and add approximately 35 new or replacement positions in its San Jose and Beverly facilities. The Company expects to incur approximately $2.5 million in cash restructuring charges for severance and relocation. The engineering transition will begin in February 2011 and the manufacturing transition is expected to begin in July 2011. The transition is expected to be completed by December 2011.

Once completed, the Company expects annual savings of approximately $2.5 million per year and plans to use the savings to pursue growth opportunities.

Item 9.01: Financial Statements, Pro Forma Financial Information and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this Form 8-K:

99.1	Press Release dated February 2, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMMETRICOM, INC.

Dated: February 2, 2011	By:	/s/ JUSTIN R. SPENCER
	Name:	Justin R. Spencer
	Title:	Executive Vice President Finance and Administration, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)